                                                                    EXHIBIT 9(c)


                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made this 1st day of September, 1998, among THE VALIANT FUND (the "Trust"), a Massachusetts business trust having its principal place of business at 1776 Heritage Drive, North Quincy, Massachusetts 02171, BISYS FUND SERVICES OHIO, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and INTEGRITY MANAGEMENT & RESEARCH, INC. ("Integrity Management"), a corporation organized under the laws of the State of Florida and having its principal place of business at 1800 Second Street, Suite 757, Sarasota, Florida 34246.

         WHEREAS, Integrity Management is responsible for management of the business affairs and the investments of the Trust under a certain Management Agreement dated July 19, 1993 between the Trust and Integrity Management under which Integrity Management is obligated to perform, or arrange for the performance of, administrative services, including fund accounting services, for the Trust;

         WHEREAS, the Trust and Integrity Management desire that Fund Accountant perform certain fund accounting services for each investment portfolio of the Trust, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       Services as Fund Accountant.

                  (a) MAINTENANCE OF BOOKS AND RECORDS. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Trust Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                           (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                           (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  (b) PERFORMANCE OF DAILY ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                           (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                           (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                           (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

                           (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                           (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                           (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                           (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                           (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

                           (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

                           (x)      Post Fund transactions to appropriate
                                    categories;

                           (xi) Accrue expenses of each Fund according to instructions received from the Trust's Administrator;

                           (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

                           (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

                  (c)      Special Reports and Services.

                           (i) Fund Accountant may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                           (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) ADDITIONAL ACCOUNTING SERVICES. Fund Accountant shall also perform the following additional accounting services for each Fund:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

                           (ii)     Provide accounting information for the
                                    following:

                                    (A)      federal and state income tax
                                             returns and federal excise tax
                                             returns; (B) the Trust's
                                             semi-annual reports with the
                                             Securities and Exchange Commission
                                             ("SEC") on Form N-SAR;
                                    (C)      the Trust's annual, semi-annual and
                                             quarterly (if any) shareholder
                                             reports;
                                    (D)      registration statements on Form
                                             N-1A and other filings relating to
                                             the registration of shares;
                                    (E)      the Administrator's monitoring of
                                             each Trust's status as a regulated
                                             investment Trust under Subchapter M
                                             of the Internal Revenue Code, as
                                             amended;
                                    (F)      annual audit by the Trust's
                                             auditors; and (G) examinations
                                             performed by the SEC.

         2.       Subcontracting.

                  Fund Accountant may, at its expense, subject to the prior approval of the Trust, which shall not be unreasonably withheld, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

         3.       Compensation.

                  Integrity Management shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         4.       Reimbursement of Expenses.

                  In addition to paying Fund Accountant the fees described in
Section 3 hereof, Integrity Management agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including the following:

         (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Trust;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the

                  Trust, the Trust's investment adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

         (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

         (d) The cost of microfilm or microfiche of records or other materials;

         (e) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1 (c) herein; and

         (f) Any expenses Fund Accountant shall incur at the written direction of the President of the Trust.

         5.       Effective Date.

                  This Agreement shall become effective with respect to a Fund as of September 1, 1998 (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").

         6.       Term.

                  This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until August 31, 2000 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement may be renewed for successive one-year periods ("Rollover Periods") by the execution of a letter of renewal on behalf of each of the parties hereto at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be. This Agreement may be terminated without penalty (i) by failure to renew in the manner set forth above, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. In addition, subject to the payment obligation set forth below, this Agreement may be terminated during any Rollover Period upon the provision of 90 days advance written notice of termination.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach if the Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement by such party or any third party of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  After such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Fund Accountant will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                  If, during the Initial Term, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, Fund Accountant is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-fund accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to Fund Accountant equal to the balance due Fund Accountant for the remainder of the Initial Term, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Trust's assets for the twelve months prior to the date Fund Accountant is replaced or a third party is added.

                  If, during any Rollover Term, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, Fund Accountant is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-fund accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to Fund Accountant equal to one-half of the balance due Fund Accountant for the remainder of such Rollover Term, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Trust's assets for the twelve months prior to the date Fund Accountant is replaced or a third party is added.

                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the payment obligation set forth above shall be applicable in those instances in which Fund Accountant is not retained to provide fund accounting services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which Fund Accountant is replaced or a third party is added.

         7. Standard of Care; Reliance on Records and Instructions; Indemnification.

                  Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

         8.       Record Retention and Confidentiality.

                  Fund Accountant shall keep and maintain on behalf of the Trust all books and records which the Trust or Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Trust Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         9.       Uncontrollable Events.

                  Fund Accountant assumes no responsibility hereunder, and shall not be liable, except in the case of Fund Accountant's bad faith, willful misfeasance, negligence or reckless disregard of its duties and obligations, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         10.      Reports.

                  Fund Accountant will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

         11.      Rights of Ownership.

                  All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12.      Return of Records.

                  Fund Accountant shall maintain customary records in connection with its duties as specified in this Agreement. Fund Accountant acknowledges and agrees that any records required to be maintained and preserved pursuant to applicable laws and regulations which are prepared or maintained by Fund Accountant on behalf of the Trust shall be prepared and maintained at the expense of Fund Accountant, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request; provided that, in connection with the termination of this Agreement, such records shall be surrendered to the Trust or its designee promptly following the date of such termination or at such other time that is reasonably requested by the Trust.

         13.      Representations of the Trust.

                  The Trust certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      Representations of Fund Accountant.

                  Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         15.      Insurance.

                  Fund Accountant shall notify the Trust immediately should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust as they may be made of the total outstanding claims made by Fund Accountant under its insurance coverage.

         16.      Information to be Furnished by the Trust and Funds.

                  The Trust has furnished to Fund Accountant the following:

                  (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                  (b)      Copies of the following documents:

                           (i)      The Trust's Bylaws and any amendments
                                    thereto; and

                           (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Fund Accountant thereunder.

                  (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                  (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.


         17.      Information Furnished by Fund Accountant.

                  (a) Fund Accountant has furnished to the Trust the following:

                           (i)      Fund Accountant's Articles of Incorporation;
                                    and

                           (ii) Fund Accountant's Bylaws and any amendments thereto.

                  (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

                           (i)      Approval of this Agreement, and
                                    authorization of a specified officer of Fund
                                    Accountant to execute and deliver this
                                    Agreement; and

                           (ii) Authorization of Fund Accountant to act as fund accountant for the Trust and to provide accounting services for the Trust.

         18.      Amendments to Documents.

                  The Trust shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective.

         19.      Compliance with Law.

                  Except for the obligations of Fund Accountant set forth in
Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

         20.      Notices.

                  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following addresses: if to the Trust, at 1776 Heritage Road, North Quincy Massachusetts 02171, with copies to: Integrity Management & Research, Inc., 1800 Second Street, Suite 757, Sarasota, Florida 34246, Attn:
Richard Curcio; and, if to the Fund Accountant, at 3435 Stelzer Road, Columbus, Ohio 43219; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section. Notices will be effective upon receipt.

         21.      Headings.

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         22.      Assignment.

                  This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         23.      Governing Law.

                  This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

         24.      Limitation of Liability of the Funds, Trustees and
Shareholders.

                  The parties agree that no Fund shall be liable for the obligations of any other Fund arising hereunder. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        THE VALIANT FUND


                                        By /S/ RICHARD F. CURCIO
                                           ---------------------------
                                        Title: CHAIRMAN OF THE BOARD




                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /S/ WILLIAM J. TOMKO
                                            --------------------------
                                        Title: EXECUTIVE VICE PRESIDENT




                                        INTEGRITY MANAGEMENT &
                                        RESEARCH, INC.


                                        By: /S/ RICHARD F. CURCIO
                                            --------------------------
                                        Title: PRESIDENT

                                   SCHEDULE A
                        TO THE FUND ACCOUNTING AGREEMENT
                                      AMONG
                                THE VALIANT FUND,
                         BISYS FUND SERVICES OHIO, INC.
                                       AND
                      INTEGRITY MANAGEMENT & RESEARCH, INC.


                                      FEES

Except for the U.S. Treasury Income Portfolio, for which a separate fee schedule is set forth below, Fund Accountant shall be entitled to receive a fee in accordance with the following schedule, subject to a monthly minimum fee of $3000 for up to four (4) classes for each Fund:

         Two and one-quarter one-hundredths of one percent (.0225%) of each Fund's average daily net assets up to $100 million.

         One and one-quarter one-hundredths of one percent (.0125%) of each Fund's average daily net assets in excess of $100 million up to $200 million.

         One-half of one-hundredth of one percent (.005%) of each Fund's average daily net assets in excess of $200 million.

U.S. Treasury Income Portfolio

For those months during which the U.S. Treasury Income Portfolio is operational, Fund Accountant shall be entitled to receive a fee for such Portfolio in accordance with the following schedule, subject to a monthly minimum fee of $200:

         Two and one-quarter one-hundredths of one percent (.0225%) of the Fund's average daily net assets up to $100 million.

         One and one-quarter one-hundredths of one percent (.0125%) of the Fund's average daily net assets in excess of $100 million up to $200 million.

         One-half of one-hundredth of one percent (.005%) of the Fund's average daily net assets in excess of $200 million.

For those months during which the U.S. Treasury Income Portfolio is not operational, Fund Accountant shall be entitled to receive a monthly minimum fee of $200.

For purposes of the foregoing, the parties shall identify in a separate writing those months during which the U.S. Treasury Income Portfolio is not operational.

Out-of-Pocket Expenses

In addition to the fees described herein, Fund Accountant shall be reimbursed for out-of-pocket expenses in accordance with Section 4 of this Agreement.


                                        THE VALIANT FUND


                                        By /S/ RICHARD F. CURCIO
                                           ---------------------------
                                        Title: CHAIRMAN OF THE BOARD




                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /S/ WILLIAM J. TOMKO
                                            --------------------------
                                        Title: EXECUTIVE VICE PRESIDENT




                                        INTEGRITY MANAGEMENT &
                                        RESEARCH, INC.


                                        By: /S/ RICHARD F. CURCIO
                                            --------------------------
                                        Title: PRESIDENT


                                      A-2